AZ CORPORATION COMMISSION
FILED

NOV 28 2005

REJ

FILE NO. ____________

EXHIBIT 3.6

AZ CORPORATION COMMISSION
FILED
COPY

DEC 12 2005

FILE NO.- 0034348-1

ARTICLES OF AMENDMENT

A.R.S. §10-1006
FEE $25.00 A.R.S. §122.A

Independence Lead Mines Company
[Name of Corporation]

1. The name of the corporation is Independence Lead Mines Company.

2. Attached hereto as Exhibit A is the text of each amendment adopted.

3. ☒ The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

   ☐ Exhibit A contains provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein.

   ☐ The amendment provides for exchange, reclassification or cancellation of issued shares. Such actions will be implemented as follows:

____

____

4. The amendment was adopted the 23rd day of September, 2005.

5. ☐ The amendment was adopted by the ☐ incorporators ☐ board of directors without shareholder action and shareholder action was not required.

   ☒ The amendment was approved by the shareholders. There is (are) 1 voting groups eligible to vote on the amendment. The designation of voting groups entitled to vote separately on the amendment, the number of votes in each, the number of votes represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

The voting group consisting of 4,795,793 outstanding shares of common [class or series] stock is entitled to 4,795,793 votes. There were 2,258,427 ~~votes present at the meeting. The voting group cast 2,075,276 votes for and~~ 112,134 votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

ARS §10-140 requires that changes to corporation(s) be executed by an officer of the corporation, whose file is to be changed.

CF: 0040
Rev: 09/05

The voting group consisting of ______________ outstanding shares of ______________[class or series] stock is entitled to __________ votes. There were __________ votes present at the meeting. The voting group cast ______________ votes for and __________ votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

DATED as of this 17 day of November, 05.

Independence Lead Mines Company
[name of corporation]

By [signature]

Bernard Lannen, President
[name] [title]

CF: 6040
Rev: 09/05

EXHIBIT 3.6

ARTICLES OF AMENDMENT
FOR
ARTICLES OF INCORPORATION
OF
INDEPENDENCE LEAD MINES COMPANY

KNOW ALL ME BY THESE PRESENTS:

That on the 11TH day of August, 2005 by written unanimous consent, the Board of Directors of INDEPENDENCE LEAD MINES COMPANY, a corporation organized and existing under the laws of Arizona, called a special annual shareholder's meeting of Independence Lead Mines Company to be held in conjunction with the annual meeting of the shareholders to be held in Wallace, Idaho on Friday, September 23, 2005 at 1:30 p.m. (PDT) for the purpose of considering and voting upon the Board of Director's recommendation to pass a proposal to amend Article VIII of the Articles of Incorporation of INDEPENDENCE LEAD MINES COMPANY to increase the authorized shares of common stock to 10,000,000 shares form 5,000,000 shares of non-assessable common stock.

Thereafter, pursuant to said action of the Board of Directors and more than 30 days prior to September 23, 2005, a written notice of said shareholders meeting and its purposes was mailed to all shareholders of record of INDEPENDENCE LEAD MINES COMPANY, postage prepaid.

On September 23, 2005 at 1:30 p.m. in Wallace, Idaho, the shareholders meeting of INDEPENDENCE LEAD MINES COMPANY was convened. At the time of the shareholders meeting a quorum was found to exist at said meeting.

Shareholder Wayne Leinwebbor made a motion to amend Article VIII of the Articles of Incorporation to read as follows:

"VIII.

The amount of authorized stock of the corporation is one million dollars ($1,000,000.00) divided into ten million shares (10,000,000) with the par value of ten cents ($.10) per share, each shall be paid in at such time and/or times as the Board of Directors may designate, in cash, real or personal property, services, leases, options to purchase or any other valuable right or thing, for the uses and purposes of the corporation and all shares of capital stock when issued in

exchange therefore shall thereupon and thereby become and be fully paid as though paid for in cash at par and the judgment of the directors as to the value of any property, right or thing acquired in exchange for capital stock, shall be conclusive. Of said stock, all ten million shares (10,000,000) shall be known as and called "common stock" and shall have the usual rights pertaining thereto. All ten million (10,000,000) shares shall be non-assessable."

The motion was seconded by Mr. Michael Czprneckl and following discussion was put to a vote of the stockholders. There being no stockholders desiring to vote by ballot, the vote was tabulated by the inspector.

A quorum having been found to exist, the votes for or against were tabulated as follows:

FOR	2,075,275
AGAINST	112,134
ABSTAIN	71,018

WHEREUPON, the amendment of Article VIII of the Articles of Incorporation was approved and adopted.

IN WITNESS WHEREOF, INDEPENDENCE LEAD MINES COMPANY has caused these Articles of Amendment of its Articles of Incorporation to be signed and acknowledged by its Chairman of the Board and President, BERNARD C. LANNEN and to be attested by its Secretary/Treasurer, WAYNE SCHOONMAKER.

DATED this 7 day of November, 2005.

INDEPENDENCE LEAD MINES COMPANY

By: [signature]
Bernard C. Lannen, Chairman of the Board of Directors & President

ATTEST:

[signature]
Wayne Schoonmaker, Secretary/Treasurer

STATE OF IDAHO)
)ss.
County of Shoshone)

On this 7th day of November, 2005, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared BERNARD C. LANNEN known or identified to me to be the Chairman of the Board of Directors and President of INDEPENDENCE LEAD MINES COMPANY, and the officer that executed the foregoing instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my had and affixed my Notarial seal the day and year in this certificate first above written.

PATTI W. KROMER
NOTARY PUBLIC
STATE OF IDAHO

Patti W. Kromer
Notary Public in and for the State of Idaho,
Residing at: Osburn Idaho
My Commission Expires: 09/05/07

STATE OF Montana)
)ss.
County of Lincoln)

On this 16th day of November, 2005, before me, the undersigned, a Notary Public in and for the State of ~~Idaho,~~ Montana personally appeared WAYNE SCHOONMAKER, known or identified to me to be the Secretary/Treasurer of INDEPENDENCE LEAD MINES COMPANY, and the officer that executed the foregoing instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my had and affixed my Notarial seal the day and year in this certificate first above written.

Burrel Clark
Notary Public in and for the State of Montana,
Residing at: Libby
My Commission Expires: 2/22/08